Exhibit 99.1

Item 7.     Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following commentary should be read in conjunction with the consolidated financial statements and accompanying notes. Within the tables presented throughout this discussion, certain columns may not add due to the use of rounded numbers for disclosure purposes. Percentages and earnings per share amounts presented are calculated from the underlying amounts. References to years throughout this discussion relate to our fiscal years, which end on September 30.

Company Overview

Description of the Company and Business Segments

Becton, Dickinson and Company (“BD”) is a global medical technology company engaged principally in the development, manufacture and sale of a broad range of medical supplies, devices, laboratory equipment and diagnostic products used by healthcare institutions, life science researchers, clinical laboratories, the pharmaceutical industry and the general public. Our products are marketed in the United States and internationally through independent distribution channels and directly to end-users by BD and independent sales representatives.

Effective October 1, 2014, BD’s organizational structure was realigned to better complement its customer-focused solutions strategy and is based on two principal business segments, BD Medical (“Medical”) and BD Life Sciences (“Life Sciences”). The composition of the Medical segment remains unchanged and the Life Sciences segment consists of the former BD Diagnostics and BD Biosciences segments. The commentary provided further below regarding BD’s financial results in 2014, 2013 and 2012 reflects this two-segment organizational structure and additional discussion regarding this organization realignment is provided in Note 6 to the consolidated financial statements contained in Item 8. Financial Statements and Supplementary Data.

BD’s products are manufactured and sold worldwide. We organize our operations outside the United States as follows: Europe (which includes Europe, the Middle East and Africa); Greater Asia (which includes Asia, Japan and Asia Pacific); Latin America (which includes Mexico and Brazil) and Canada. We continue to pursue growth opportunities in emerging markets, which include the following geographic regions: Eastern Europe, the Middle East, Africa, Latin America and Asia Pacific (excluding Japan). We are particularly focused on certain countries whose economic and healthcare sectors are growing rapidly, in particular, China, India, Brazil and Turkey.

Strategic Objectives

BD remains focused on delivering sustainable growth and shareholder value, while making appropriate investments for the future. BD management operates the business consistent with the following core strategies:

•	To increase revenue growth by focusing on our core products, services and solutions that deliver greater benefits to patients, healthcare workers and researchers;

•	To increase investment in research and development for platform extensions and innovative new products;

•	To make significant investments in growing our operations in emerging markets;

•	To improve operating effectiveness and balance sheet productivity;

•	To drive an efficient capital structure and strong shareholder returns.

Our strategy focuses on four specific areas within healthcare and life sciences:

•	Enabling safer, simpler and more effective parenteral drug delivery;

•	Improving clinical outcomes through new, more accurate and faster diagnostics;

•	Providing tools and technologies to the research community that facilitate the understanding of the cell, cellular diagnostics and cell therapy;

•	Enhancing disease management in diabetes, women’s health and cancer, and infection control.

We continue to strive to improve the efficiency of our capital structure and follow these guiding principles:

•	To maintain an investment grade rating;

•	To ensure access to the debt market for strategic opportunities;

•	To optimize the cost of capital based on market conditions.

In assessing the outcomes of these strategies as well as BD’s financial condition and operating performance, management generally reviews quarterly forecast data, monthly actual results, segment sales and other similar information. We also consider trends related to certain key financial data, including gross profit margin, selling and administrative expense, investment in research and development, return on invested capital, and cash flows.

On October 5, 2014, we announced a definitive agreement under which BD will acquire 100% of CareFusion Corporation (“CareFusion”) for $58.00 per share in cash and stock, or a total of approximately $12.2 billion, to create a global leader in medication management and patient safety solutions. The transaction is expected to close in the first half of calendar year 2015. Under the terms of the transaction, CareFusion stockholders will receive $49.00 in cash, without interest, and 0.0777 of a share of BD for each share of CareFusion. Using BD’s closing price as of October 3, 2014 of $115.84 would result in a total cost of $58.00 per CareFusion share. The value of the consideration transferred for accounting purposes will ultimately be based on the closing share price of BD’s stock on the last trading day prior to the closing date of the transaction, and could materially change. CareFusion will operate as part of our Medical segment. Additional discussion regarding this agreement is provided in Note 17 to the consolidated financial statements contained in Item 8. Financial Statements and Supplementary Data.

Summary of Financial Results

Worldwide revenues in 2014 of $8.446 billion increased 4.9% from the prior year, compared with an increase of 4.5% in 2013. The components of the total worldwide revenue growth in 2014 and 2013 were as follows:

	2014 vs. 2013	2013 vs. 2012
Volume	5.0%	4.7%
Acquisitions	0.2%	0.8%
Price (including product mix)	—	(0.1)%
Foreign exchange translation	(0.3)%	(0.9)%

	4.9%	4.5%

Significant drivers of worldwide revenue growth in 2014 included new product sales and sales in emerging markets. Strong Medical segment revenue growth in 2014 was driven by emerging market and international safety sales, as well as by sales of insulin pen needles. Life Sciences revenue growth in 2014 reflected strong sales of safety-engineered products and solid sales of automated diagnostic platforms and automated microbiology systems. Life Sciences revenue growth was also favorably impacted by double-digit growth of sales in emerging markets and strong clinical reagent sales in all regions for the Biosciences unit. Life Sciences revenue growth continues to be unfavorably impacted by continued weaker sales of our Women’s Health and Cancer platform.

Revenues in the United States of $3.417 billion in 2014 increased 1.9% from 2013. International revenues in 2014 grew 7.0% to $5.029 billion, which reflected an estimated unfavorable foreign exchange translation impact of 0.6%. U.S. revenue growth in 2014 reflected strong revenue growth in the Medical segment, which was partially offset by the ongoing weaker demand in the Life Sciences segment’s Women’s Health and Cancer platform. Sales of safety-engineered products in the United States were $1.2 billion. International revenues for 2014 reflected growth from both segments, including growth attributable to emerging markets, as well as strong sales of safety-engineered products. International safety-engineered products revenues of $1.016 billion grew 10.8%, including an estimated unfavorable impact of foreign currency translation of 1.5%, reflecting strong performance in Western Europe and emerging markets.

We continue to invest in research and development, geographic expansion, and new product promotions to drive further revenue and profit growth. Our ability to sustain our long-term growth will depend on a number of factors, including our ability to expand our core business (including geographical expansion), develop innovative new products, and continue to improve operating efficiency and organizational effectiveness. While the economic environment for the healthcare industry has stabilized, pricing pressures continue for some of our products. Healthcare utilization has continued to stabilize in the United States; however, any destabilization could adversely impact our U.S. businesses. Additionally, macroeconomic challenges in Europe continue to constrain healthcare utilization, although we currently view the environment as stable. In emerging markets, the Company’s growth is dependent on government funding for healthcare systems.

In addition to the economic conditions in the United States and elsewhere, numerous other factors can affect our ability to achieve our goals including, without limitation, increased competition and healthcare reform initiatives. For example, the U.S. Patient Protection Affordable Care Act contains the medical device excise tax that imposed a 2.3% tax on certain U.S. sales of medical devices. This tax became effective at the beginning of BD’s second quarter of fiscal year 2013. As a result, this tax incrementally increased selling and administrative expense by $14 million in 2014 compared with 2013, and by $40 million in 2013 compared with 2012.

Our financial position remains strong, with cash flows from operating activities totaling $1.75 billion in 2014. At September 30, 2014, we had $2.74 billion in cash and equivalents and short-term investments. Also, we continued to return value to our shareholders in the form of share repurchases and dividends. During 2014, we repurchased $400 million of our common stock and paid cash dividends of $421 million. No share repurchases are planned in 2015, as our share repurchase program has been suspended in connection with the announced agreement to acquire CareFusion.

Each reporting period, we face currency exposure that arises from translating the results of our worldwide operations to the U.S. dollar at exchange rates that fluctuate from the beginning of such period. We evaluate our results of operations on both a reported and a foreign currency-neutral basis, which excludes the impact of fluctuations in foreign currency exchange rates. We calculate foreign currency-neutral percentages by converting our current-period local currency financial results using the prior-period foreign currency exchange rates and comparing these adjusted amounts to our current-period reported results. From time to time, we may purchase forward contracts and options to partially protect against adverse foreign exchange rate movements. Gains or losses on our derivative instruments are largely offset by the gains or losses on the underlying hedged transactions. We do not enter into derivative instruments for trading or speculative purposes. For further discussion, refer to Note 12 to the consolidated financial statements contained in Item 8. Financial Statements and Supplementary Data.

Results of Continuing Operations

Comparisons of income from continuing operations between 2014 and 2013, as well as between 2013 and 2012, are affected by the following specified items that are reflected in our financial results:

	2014	2013	2012
	(Millions of dollars)
Employee termination costs	$36	$—	$—
Research and development charges	26	—	—
Litigation-related charges	—	363	—

	2014	2013	2012
	(Millions of dollars)
Acquisition-related transaction costs(A)	$6	$—	$—
Pension settlement charges(B)	3	6	20
Other specified items, net(C)	8	—	—

Total specified items	78	369	20
Tax impact of specified items	28	140	7

After-tax impact of specified items	$50	$229	$13

(A)	Acquisition-related transaction costs incurred in connection with the GenCell Biosystems and pending CareFusion acquisitions. These costs were recorded in Selling and administrative expense.

(B)	Non-cash charges primarily resulting from lump sum benefit payments made from BD’s U.S. supplemental pension plan. For further discussion, refer to Note 8 to the consolidated financial statements contained in Item 8. Financial Statements and Supplementary Data.

(C)	Includes an $11 million charge recorded by our Life Sciences segment in Selling and administrative expense for contract termination costs that resulted from the early termination of a European distributor arrangement. Also includes a $5 million charge in Costs of products sold resulting from the adjustment to the carrying amount of an asset that is being held for sale, and a gain of $8 million in Other income (expense), net, resulting from the sale of a company in which we held a small equity ownership interest.

2014 Specified Items

During 2014, we initiated workforce reduction actions that affected a significant number of employees and resulted in a $36 million pre-tax charge associated with employee termination costs. For further discussion, refer to Notes 6 and 8 to the consolidated financial statements contained in Item 8. Financial Statements and Supplementary Data. The Research and development expense charges include a $20 million pre-tax charge recorded by our Life Sciences segment for asset write-offs primarily resulting from the discontinuance of an instrument product development program. The asset write-offs were largely attributable to capitalized product software, but also included a lesser amount attributable to fixed assets. Additionally, our Medical segment recorded a $6 million pre-tax charge associated with the decision to terminate a research and development program. This charge relates to program asset write-offs and obligations.

2013 Specified Items

The litigation-related charges, which were recorded in Selling and administrative expense, included a pre-tax charge of $341 million relating to an unfavorable verdict in the lawsuit filed against BD by Retractable Technologies, Inc. (“RTI”) and a pre-tax charge of $22 million associated with the litigation settlement related to indirect purchaser antitrust class action cases. For further discussion of these legal matters, refer to Note 5 to the consolidated financial statements contained in Item 8. Financial Statements and Supplementary Data.

Medical Segment

The following is a summary of Medical revenues by organizational unit:

				2014 vs. 2013		2013 vs. 2012
	2014	2013	2012	Total Change	Estimated FX Impact	Total Change	Estimated FX Impact
	(Millions of dollars)
Medical Surgical Systems	$2,307	$2,196	$2,105	5.1%	(0.9)%	4.3%	(0.9)%
Diabetes Care	1,037	969	911	7.0%	(1.0)%	6.3%	(1.5)%
Pharmaceutical Systems	1,229	1,142	1,074	7.6%	2.0%	6.3%	0.1%

	$4,573	$4,306	$4,091	6.2%	(0.1)%	5.3%	(0.7)%

Medical segment revenue growth in 2014 and 2013 was driven by strong emerging market and international safety sales, particularly in the Medical Surgical Systems unit. The Diabetes Care unit’s revenue growth in 2014 and 2013 reflected strong sales of pen needles, particularly the BD Ultra-Fine™ Nano, BD PentaPoint™ and AutoShield™ Duo products. The Pharmaceutical Systems unit’s revenue growth benefitted in 2014 from the annualized impact of the first quarter fiscal year 2013 Safety Syringes acquisition, which also aided revenue growth for this unit in 2013. Global sales of safety-engineered products in 2014, 2013 and 2012 were $1.1 billion, $1.0 billion and $966 million, respectively. Growth of safety-engineered product sales in 2014 and 2013 reflected estimated unfavorable impacts of $7 million and $8 million, respectively, due to foreign currency translation.

Medical operating income in 2014 was $1.29 billion, or 28.2% of Medical revenues, compared with $1.23 billion, or 28.6% of segment revenues in 2013. Medical operating income in 2012 was $1.16 billion, or 28.4% of segment revenues. Gross profit margin was lower in 2014 as compared with 2013 primarily due to unfavorable foreign currency translation, higher start-up costs and costs associated with the fiscal year 2014 workforce reduction actions, previously discussed. Gross profit margin was also unfavorably impacted by costs to remediate a quality issue, including incremental investment in manufacturing processes, within the Pharmaceutical Systems unit. These unfavorable impacts were partially offset by lower manufacturing costs resulting from continuous improvement projects, particularly Project ReLoCo. Medical gross profit margin was higher in 2013 as compared with 2012 primarily due to lower manufacturing costs resulting from Project ReLoCo and lower raw material costs, partially offset by manufacturing start-up costs. Gross profit margin was also favorably impacted by a change in useful lives of certain machinery and equipment assets, effective January 1, 2012. Selling and administrative expense as a percent of Medical revenues in 2014, 2013 and 2012 was 18.3%, 18.4% and 17.7%, respectively. The increase of selling and administrative expense as a percent of revenues in 2013 reflected the medical device excise tax previously discussed, increased spending for expansion in emerging markets and higher expenses associated with the Safety Syringes and Cato acquisitions. These increases were partially offset by favorable foreign currency translation. Research and development expenses in 2014 increased $11 million, or 6% from 2013. Research and development expenses in 2013 increased $17 million, or 11% from 2012. Research and development spending in 2014 reflected the program termination charge and the workforce reduction charge, both previously discussed. The increases of research and development expenses in 2014 and 2013 also reflected ongoing investment in new products and platforms.

Life Sciences Segment

The following is a summary of Life Sciences revenues by organizational unit:

				2014 vs. 2013		2013 vs. 2012
	2014	2013	2012	Total Change	Estimated FX Impact	Total Change	Estimated FX Impact
	(millions of dollars)
Preanalytical Systems	$1,412	$1,352	$1,301	4.4%	(0.7%)	3.9%	(0.8%)
Diagnostic Systems	1,301	1,294	1,237	0.6%	(0.8%)	4.6%	(1.3%)
Biosciences	1,159	1,102	1,080	5.2%	(0.3%)	2.0%	(1.6%)

	$3,872	$3,748	$3,618	3.3%	(0.6%)	3.6%	(1.1%)

Life Sciences segment revenue growth in 2014 was largely driven by strong sales of safety-engineered products in the Preanalytical Systems unit as well as by strong growth in the Biosciences unit’s revenues. The Diagnostic Systems unit experienced growth in worldwide sales of its automated diagnostic platforms, including BD MAXTM, as well as solid growth of the BD BACTECTM blood culture and tuberculosis systems and of its BD PhoenixTM automated microbiology system. Consistently with 2013, the Diagnostic Systems unit’s revenue growth in 2014 was unfavorably impacted by continued weaker sales of the Women’s Health and Cancer platform due to guidelines providing for increased Pap smear testing intervals in the United States and was also unfavorably impacted by share losses relative to the BD ProbeTec™ and BD Viper™ systems. Diagnostic Systems revenues in 2014 benefited from new product launches and growth from the KIESTRA acquisition. The Biosciences unit’s revenue growth in 2014 was driven by double-digit growth of sales in emerging markets and also reflected strong clinical reagent sales in all regions, as well as solid instrument placements in both Asia and the United States. Life Sciences revenue growth in 2013 was driven by solid growth in all units, particularly in emerging markets. Revenue growth in the Preanalytical Systems unit was driven by sales of safety-engineered products, including the BD VacutainerTM Push Button Blood Collection set. The Diagnostic Systems unit experienced growth in worldwide sales of the BD MAXTM and BD AffirmTM systems as well as solid growth of its BD BACTECTM systems and the BD PhoenixTM platform. The Diagnostic Systems unit’s revenue growth also reflected new product launches, a favorable comparison to the prior year due to a stronger flu season in 2013, and the timing of the KIESTRA acquisition. The Biosciences unit’s revenue in 2013 benefited from instrument and reagent sales in emerging markets, partially offset by declines in Western Europe. Global sales of safety-engineered products in 2014 and 2013 were $1.1 billion and revenues were $1.0 billion in 2012. Revenues from safety-engineered products in 2014 and 2013 reflected unfavorable impacts due to foreign currency translation of $7 million in both years.

Life Sciences segment operating income in 2014 was $861 million, or 22.2% of Life Sciences revenues, compared with $907 million, or 24.2% of revenues, in 2013. Life Sciences operating income in 2012 was $915 million, or 25.3% of revenues. Gross profit margin in the Life Sciences segment was lower in 2014 compared with 2013 primarily due to the impact of unfavorable product mix, unfavorable foreign currency translation, costs associated with plant shutdowns and other various immaterial items. The decrease in the segment’s gross profit margin in 2013 compared with 2012 primarily reflected legal settlement costs and amortization expense related to the Jaguar Plus Platform, an in-process research and development project completed in the fourth quarter of 2012. Selling and administrative expense as a percent of Life Sciences revenues in 2014, 2013 and 2012 was 22.9%, 23.5% and 22.4%, respectively. The decrease of selling and administrative expense as a percent of revenues in 2014 reflected the net favorable impact of various immaterial items, partially offset by the charge relating to the early termination of a distributor arrangement, as previously discussed. Aggregate expenses in 2013 primarily reflected an increase in investments in emerging markets and higher expenses associated with the KIESTRA acquisition that occurred in the second quarter of 2012. Research and development expense in 2014 increased $20 million, or 8% from 2013 and increased $7 million in 2013, or 3%, from 2012. R&D spending in 2014 reflected a $20 million asset write-off, as previously discussed, and costs associated with the fiscal year 2014 workforce reduction actions, also previously discussed. R&D spending in 2013 reflected our continued investment in the development of new products and platforms, including the BD MAX™ and new BD Viper™ platforms and test menus, as well as next generation cell sorters and analyzers.

Geographic Revenues

BD’s worldwide revenues by geography in fiscal years 2014, 2013 and 2012 were as follows:

				2014 vs. 2013		2013 vs. 2012
	2014	2013	2012	Total Change	Estimated FX Impact	Total Change	Estimated FX Impact
	(Millions of dollars)
United States	$3,417	$3,353	$3,288	1.9%	—	2.0%	—
International	5,029	4,701	4,421	7.0%	(0.6)%	6.3%	(1.7)%

Total Revenues	$8,446	$8,054	$7,708	4.9%	(0.3)%	4.5%	(0.9)%

U.S. revenue growth for our Medical segment in 2014 and 2013 reflected continued strong sales of pen needles in the Diabetes Care unit. The Pharmaceutical Systems unit’s revenue growth in 2014 benefitted from the annualized impact of the Safety Syringes acquisition, which also aided U.S. revenue growth for this unit in 2013. U.S. Life Sciences revenue growth in 2014 benefited from solid growth in the Biosciences unit’s clinical reagents and instrument placements, reflecting continued stability in the U.S. market. U.S. Life Sciences growth in 2014 and 2013 was unfavorably impacted by the continued decline in Women’s Health and Cancer platform sales, as previously discussed, and this segment’s revenues in 2014 additionally reflected share losses relative to the BD ProbeTec™ and BD Viper™ systems. Life Sciences revenue growth in 2013 reflected slight growth in the Biosciences unit’s instrument placements.

International revenues in 2014 reflected strong growth in both segments. Emerging market revenues in 2014 of $2.123 billion represented an increase of 9.3% over the prior year, including a 3.0% unfavorable impact due to foreign currency translation, and accounted for approximately 25% of our total revenues. International Medical and Life Sciences revenue growth in 2014 and 2013 was largely driven by emerging market growth as well as by strong sales of safety-engineered products. International Life Sciences revenue growth in 2014 also benefitted from double-digit growth in emerging markets for the Biosciences unit as well as from the KIESTRA acquisition, which also aided international revenue growth in 2013. Life Sciences revenue growth in 2013 was partially offset by weaker Biosciences unit sales in Western Europe due to austerity measures as well as by lower levels of research funding in Japan.

Gross Profit Margin and Operating Expenses

Gross profit margin, selling and administrative expense and research and development expense as percentages of revenues in 2014, 2013 and 2012 were as follows:

				Increase (decrease) in basis points
	2014	2013	2012	2014 vs. 2013	2013 vs. 2012
Gross profit margin	50.9%	51.8%	51.3%	(90)	50
Selling and administrative	25.4%	30.1%	25.0%	(470)	510
Research and development	6.5%	6.1%	6.1%	40	0

Gross profit margin

The decrease in gross profit margin in 2014 compared with 2013 reflected an estimated unfavorable impact of 60 basis points relating to foreign currency translation. Operating performance reflected benefits of 100 basis points relating to lower manufacturing costs from continuous improvement projects and lower pension costs. These benefits were more than offset by unfavorable impacts of approximately 130 basis points, including unfavorable product mix and the costs to remediate a quality issue, as previously discussed. The unfavorable impact to operating performance also reflected higher start-up and raw material costs, as well as the employee termination costs resulting from workforce reduction actions, also previously discussed.

The increase in gross profit margin of 50 basis points in 2013 compared with 2012 was primarily due to operating performance. Gross profit margin was favorably impacted by approximately 80 basis points primarily due to lower manufacturing costs from continuous improvement projects and lower raw material costs. Gross profit margin was also favorably impacted by approximately 20 basis points due to a change in useful lives of certain machinery and equipment assets, effective January 1, 2012, largely within the Medical segment. Gross profit margin was adversely affected by approximately 50 basis points primarily due to amortization of intangibles associated with recent acquisitions, lower pricing on certain product lines and manufacturing start-up costs.

Selling and administrative

Selling and administrative expense was $2.1 billion, $2.4 billion and $1.9 billion in 2014, 2013 and 2012, respectively. Aggregate expenses in 2014 reflected the favorable comparison to the prior-year period which included charges of $363 million relating to the litigation matters previously discussed. Aggregate expenses in 2014 also reflected the favorable impact of lower pension costs, lower legal costs and favorable foreign currency translation totaling $54 million. Aggregate expenses were unfavorably impacted by $30 million of the specified items in 2014, primarily the workforce reduction charge and the contract termination charge, as previously discussed. Aggregate spending in 2014 also included $41 million relating to the expansion of our business in emerging markets and the incremental first quarter impact of the medical device excise tax of $14 million.

In addition to the charges for litigation matters noted above, aggregate expenses for 2013 also reflected an increase in core spending of $118 million, which included $61 million relating to expansion of our business in emerging markets as well as higher expenses resulting from recent acquisitions. These increases were partially offset by favorable foreign currency translation of $19 million.

Research and development

Research and development expense was $550 million, $494 million and $472 million in 2014, 2013 and 2012, respectively. Research and development expense in 2014 reflected $36 million of specified items, specifically the workforce reduction charge, asset write-offs and program termination charges, as previously discussed. Research and development expense in 2014 additionally reflected ongoing investment in new products and platforms within the Medical segment. Expenses in 2013 reflected increased investment in new products and platforms in both segments.

Net Interest Expense

	2014	2013	2012
	(Millions of dollars)
Interest expense	$135	$138	$135
Interest income	46	40	50

Net interest expense	$89	$98	$84

The decrease in interest expense in 2014 compared with 2013 primarily reflected lower levels of long-term fixed-rate debt and a reduction of interest payments through fixed-to-floating interest rate swap agreements. For further discussion regarding these swap arrangements, refer to Note 12 to the consolidated financial statements contained in Item 8. Financial Statements and Supplementary Data. The increase in interest expense in 2013 compared with 2012 primarily reflected higher average levels of long-term fixed-rate debt.

The increase in interest income in 2014 compared with 2013 reflected higher interest rates on investments outside the United States, partially offset by the impact of lower investment gains on assets related to our deferred compensation plan. The decrease in interest income in 2013 compared with 2012 reflected the impact of lower interest rates on investments outside the U.S. and lower investment gains on assets related to our deferred compensation plan. The offsetting movements in the deferred compensation plan liability were recorded in selling and administrative expense.

Income Taxes

The effective tax rate in 2014 was 22.1% as compared with the 2013 rate of 20.2%. The effective income tax rate in 2013 would have been higher by 430 basis points excluding the impact on BD’s income mix of the previously discussed litigation matters and pension settlement. The effective income tax rate in 2014 reflected our decision to change our position of permanent reinvestment, with respect to the unremitted earnings of Brazil and certain other Latin American jurisdictions, the impact of which was more than offset by the benefits resulting from discrete one-time items and geographic mix. The effective income tax rate in 2013 also reflected the favorable impact from various tax settlements in multiple jurisdictions and the reinstatement of the U.S. research and development tax credit, partially offset by a lower benefit on foreign earnings. The effective income tax rate of 24.6% in 2012, which was reduced by 20 basis points due to the 2012 pension settlement charge, reflected the favorable impact of various tax settlements in multiple jurisdictions.

Income and Diluted Earnings per Share from Continuing Operations

Income from continuing operations and diluted earnings per share from continuing operations in 2014 were $1.185 billion and $5.99, respectively. The previously discussed specified items recorded in 2014 decreased diluted earnings per share from continuing operations by $0.25. In addition, the medical device excise tax was in effect for an additional quarter in 2014 compared with 2013, the impact of which was $0.05. The current year’s earnings additionally reflected an estimated $0.22 unfavorable impact compared with 2013 from foreign currency translation. Income from continuing operations and diluted earnings per share from continuing operations in 2013 were $929 million and $4.67, respectively. The previously discussed specified items recorded in 2013 decreased diluted earnings per share from continuing operations in 2013 by $1.15. Earnings in 2013 also reflected an estimated net unfavorable impact compared with 2012 of foreign currency fluctuations of $0.06 per share and an unfavorable impact from the medical device excise tax of $0.13 per share. Income from continuing operations and diluted earnings per share from continuing operations in 2012 were $1.1 billion and $5.30, respectively. The specified items recorded in 2012 unfavorably impacted diluted earnings per share from continuing operations by $0.06 per share.

Financial Instrument Market Risk

We selectively use financial instruments to manage market risk, primarily foreign currency exchange risk and interest rate risk relating to our ongoing business operations. The counterparties to these contracts are highly rated financial institutions. We do not enter into financial instruments for trading or speculative purposes.

Foreign Exchange Risk

BD and its subsidiaries transact business in various foreign currencies throughout Europe, Asia Pacific, Canada, Japan and Latin America. We face foreign currency exposure from the effect of fluctuating exchange rates on payables and receivables relating to transactions that are denominated in currencies other than our functional currency. These payables and receivables primarily arise from intercompany transactions. We hedge substantially all such exposures, primarily through the use of forward contracts. We also face currency exposure that arises from translating the results of our worldwide operations, including sales, to the U.S. dollar at exchange rates that have fluctuated from the beginning of a reporting period. From time to time, we may purchase forward contracts and options to hedge certain forecasted transactions that are denominated in foreign currencies in order to partially protect against a reduction in the value of future earnings resulting from adverse foreign exchange rate movements. Gains or losses on derivative instruments are largely offset by the gains or losses on the underlying hedged transactions. We did not enter into contracts to hedge cash flows in fiscal year 2014 or 2013.

Derivative financial instruments are recorded on our balance sheet at fair value. For foreign currency derivatives, market risk is determined by calculating the impact on fair value of an assumed change in foreign exchange rates relative to the U.S. dollar. Fair values were estimated based upon observable inputs, specifically spot currency rates and foreign currency prices for similar assets and liabilities.

With respect to the derivative instruments outstanding at September 30, 2014 and 2013, the impact changes in the U.S. dollar would have on pre-tax earnings was estimated as follows:

	Increase (decrease)
	2014	2013
	(Millions of dollars)
10% appreciation in U.S. dollar	$(19)	$(31)
10% depreciation in U.S. dollar	$19	$31

These calculations do not reflect the impact of exchange gains or losses on the underlying transactions that would substantially offset the results of the derivative instruments.

Interest Rate Risk

Our primary interest rate risk relates to U.S. dollar borrowings which are partially offset by U.S. dollar cash investments. When managing interest rate exposures, we strive to achieve an appropriate balance between fixed and floating rate instruments. We may enter into interest rate swaps to help maintain this balance and manage debt and interest-bearing investments in tandem, since these items have an offsetting impact on interest rate exposure. For interest rate derivative instruments, fair values are measured based upon the present value of expected future cash flows using market-based observable inputs including credit risk and interest rate yield curves. Market risk for these instruments is determined by calculating the impact to fair value of an assumed change in interest rates across all maturities. At September 30, 2014, we had interest rate derivative contracts to convert interest payments on certain long-term debt notes from fixed rates to floating rates. There were no outstanding interest rate derivative contracts as of September 30, 2013. An increase of 10% in interest rates would decrease the fair value of the interest rate derivatives at September 30, 2014 by approximately $6 million. A 10% decrease in interest rates would increase the fair value of these same interest rate derivatives at September 30, 2014 by approximately $6 million. Based on our overall interest rate exposure at September 30, 2014 and 2013, a 10% change in interest rates would not have a material effect on our earnings or cash flows over a one-year period.

Liquidity and Capital Resources

Net Cash Flows from Continuing Operating Activities

Net cash provided by continuing operating activities was $1.75 billion, $1.72 billion and $1.69 billion in 2014, 2013 and 2012, respectively, and was primarily attributable to income from continuing operations, as adjusted for depreciation and amortization. The 2014 change in operating assets and liabilities was a net use of cash and primarily reflected higher levels of inventory and prepaid expenses, partially offset by higher levels of accounts payable and accrued expenses. The 2014 change in operating liabilities included the payment of $22 million under a settlement agreement related to indirect purchaser antitrust class action cases. For further discussion regarding this matter, refer to Note 5 to the consolidated financial statements contained in Item 8. Financial Statements and Supplementary Data. The change in accounts receivable includes a $36 million payment of government receivables balances in Spain. Further discussion regarding government receivables is provided in Note 13 to the consolidated financial statements contained in Item 8. Financial Statements and Supplementary Data. Net cash provided by continuing operating activities in 2014 was reduced by changes in the pension obligation resulting primarily from discretionary cash contributions of $75 million. An additional discretionary contribution of $40 million was made to the U.S. pension plan in October 2014.

The net change in working capital in 2013 was primarily driven by an increase in accrued payables, reflecting the charge from the RTI litigation verdict, partially offset by higher inventory levels and prepaid expenses. Net cash provided by continuing operating activities in 2013 was reduced by changes in the pension obligation resulting primarily from discretionary cash contributions of approximately $138 million.

Net Cash Flows from Continuing Investing Activities

Capital Expenditures

Our investments in capital expenditures are focused on projects that enhance our cost structure and manufacturing capabilities, and support our strategy of geographic expansion with select investments in growing markets. Capital spending in 2014, 2013 and 2012 related primarily to manufacturing capacity expansions and details of spending by segment are contained in Note 6 to the consolidated financial statements contained in Item 8. Financial Statements and Supplementary Data.

Acquisitions of Businesses

Cash outflows relating to acquisitions were $40 million, $136 million and $103 million in 2014, 2013 and 2012, respectively. Cash outflows relating to acquisitions in 2014 represented cash paid to acquire Alverix, Inc. in the second quarter of fiscal year 2014. Cash outflows in 2013 included $124 million relating to the Safety Syringes acquisition and $14 million associated with the Cato acquisition in the first and second quarters of fiscal year 2013, respectively. Cash outflows in 2012 were comprised of $51 million relating to the KIESTRA acquisition and $52 million associated with the acquisition of Sirigen. For further discussion, refer to Note 9 to consolidated financial statements contained in Item 8, Financial Statements and Supplementary Data.

Divestiture

The cash inflow from divestiture of businesses in 2013 represents the first quarter fiscal year 2013 divestiture of the Life Sciences’ Discovery Labware unit, excluding its Advanced Bioprocessing platform. We received approximately $740 million in total gross proceeds from the sale. For further discussion, refer to Note 10 to the consolidated financial statements contained in Item 8, Financial Statements and Supplementary Data.

Net Cash Flows from Continuing Financing Activities

Payments of Obligations and Debt Issuances

In 2013, net cash used for financing activities reflected the repayment of $200 million of 4.55% notes due on April 15, 2013. In 2012, net cash provided by financing activities included the proceeds from $500 million of 5-year 1.75% notes and $1 billion of 10-year 3.125% notes issued on November 3, 2011. Total debt was $4 billion at September 2014, 2013, and 2012. Measures relating to this debt are as follows:

	2014	2013	2012
Short-term debt as a percentage of total debt	5.1%	5.2%	9.7%
Weighted average cost of total debt	3.7%	3.8%	3.7%
Total debt as a percentage of total capital*	43.4%	43.1%	49.7%

*	Represents shareholders’ equity, net non-current deferred income tax liabilities, and debt

Repurchase of Common Stock

We repurchased approximately 3.6 million shares of our common stock for $400 million in 2014, 5.5 million shares for $450 million in 2013 and 19.9 million shares for $1.5 billion in 2012. At September 30, 2014, a total of approximately 9.1 million common shares remained available for purchase under the Board of Directors’ September 2013 share repurchase authorization. However, no share repurchases are planned in 2015, as our share repurchase program has been suspended in connection with the announced agreement to acquire CareFusion.

Cash and Short-term Investments

At September 30, 2014, total worldwide cash and short-term investments were $2.74 billion, of which $2.17 billion was held in jurisdictions outside of the United States. We regularly review the amount of cash and short-term investments held outside the United States and currently intend to use most of such amounts to fund our international operations and their growth initiatives. However, if these amounts were moved out of these jurisdictions or repatriated to the United States, there could be adverse tax consequences. As discussed above, for Brazil and certain other Latin American jurisdictions, a decision was made in the third quarter of fiscal year 2014 to change our position of indefinite reinvestment as it relates to their unremitted earnings. As of September 30, 2014, we have not repatriated any of these earnings.

Credit Facilities

We have in place a commercial paper borrowing program that is available to meet our short-term financing needs, including working capital requirements. Borrowings outstanding under this program were $200 million at

September 30, 2014. We have available a $1 billion syndicated credit facility. This credit facility, under which there were no borrowings outstanding at September 30, 2014, provides backup support for our commercial paper program and can also be used for other general corporate purposes. It includes a provision that enables BD, subject to additional commitments made by the lenders, to access up to an additional $500 million in financing through the facility, for a maximum aggregate commitment of $1.5 billion. During the third quarter of fiscal year 2014, we extended the expiration date of this credit facility to May 2018 from the original expiration date of May 2017. The credit facility includes a single financial covenant that requires BD to maintain an interest expense coverage ratio (ratio of earnings before income taxes, depreciation and amortization to interest expense) of not less than 5-to-1 for the most recent four consecutive fiscal quarters. We were in compliance with this covenant as of September 30, 2014. In addition, we have informal lines of credit outside the United States.

The consideration to be paid under BD’s definitive agreement to acquire CareFusion, as previously discussed, will include:

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$10.1 billion in cash consideration; although we have secured access to $9.1 billion of fully committed bridge financing in the first quarter of fiscal year 2015, we currently intend to pay this cash consideration with available cash on hand and permanent financing of approximately $7.7 billion, consisting of a combination of commercial paper, term loan financing and senior unsecured notes; and

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$2.1 billion of BD common stock to be issued to CareFusion stockholders and share award holders and BD stock options to be issued to holders of CareFusion options, based on BD’s closing price as of October 3, 2014.

During the first quarter of fiscal year 2015, we entered into interest rate swaps with a total notional amount of $2.3 billion to partially hedge interest rate risk associated with the anticipated issuance of senior unsecured notes.

Access to Capital and Credit Ratings

Our ability to generate cash flow from operations, issue debt, enter into other financing arrangements and attract long-term capital on acceptable terms could be adversely affected in the event there was a material decline in the demand for our products, deterioration in our key financial ratios or credit ratings, or other significantly unfavorable changes in conditions.

BD’s credit ratings at September 30, 2014 were as follows:

	Standard & Poor’s	Moody’s
Ratings:
Senior Unsecured Debt	A	A3
Commercial Paper	A-1	P-2
Outlook	Stable	Stable

Based upon our intention to finance our fiscal year 2015 acquisition of CareFusion, in large part, with the issuance of senior unsecured notes, Standard & Poor’s placed BD’s long-term debt rating of A on CreditWatch, reflecting its expectation of a future downgrade as a result of the anticipated increase in net leverage, if the transaction is consummated. Moody’s placed BD’s long-term debt rating of A3 on its Watchlist, reflecting its expectation of a potential future downgrade upon consummation of the transaction. Even in the event of such downgrades, BD’s credit ratings will still remain investment grade. As such, we do not expect these negative watches to have a significant impact on our liquidity or future flexibility to access additional liquidity given our strong balance sheet, our syndicated credit facility, and our commercial paper program. While such downgrades in our credit ratings would increase the costs associated with maintaining and borrowing under our existing credit arrangements, the downgrades would not affect our ability to draw on these credit facilities, nor would they result in an acceleration of the scheduled maturities of any outstanding debt. We believe that given our debt ratings, our financial management policies, our ability to generate cash flow and the non-cyclical, geographically diversified nature of our businesses, we would have access to additional short-term and long-term capital should the need arise.

Contractual Obligations

In the normal course of business, we enter into contracts and commitments that obligate us to make payments in the future. The table below sets forth BD’s significant contractual obligations and related scheduled payments as of September 30, 2014:

	Total	2015	2016 to 2017	2018 to 2019	2020 and Thereafter
	(Millions of dollars)
Short-term debt	$—	$—	$—	$—	$—
Long-term debt(A)	5,378	144	787	963	3,483
Operating leases	192	51	77	44	20
Purchase obligations(B)	565	344	203	18	—
Unrecognized tax benefits(C)	—	—	—	—	—

Total(D)	$6,135	$539	$1,067	$1,025	$3,503

(A)	Long-term debt obligations include expected principal and interest obligations.

(B)	Purchase obligations are for purchases made in the normal course of business to meet operational and capital requirements.

(C)	Unrecognized tax benefits at September 30, 2014 of $197 million were all long-term in nature. Due to the uncertainty related to the timing of the reversal of these tax positions, the related liability has been excluded from the table.

(D)	Required funding obligations for 2015 relating to pension and other postretirement benefit plans are not expected to be material. In October 2014, a discretionary cash contribution of $40 million was made to the U.S. pension plan.

Critical Accounting Policies

The preparation of the consolidated financial statements requires management to use estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Some of those judgments can be subjective and complex and, consequently, actual results could differ from those estimates. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. For any given estimate or assumption made by management, it is possible that other people applying reasonable judgment to the same facts and circumstances could develop different estimates. Actual results that differ from management’s estimates could have an unfavorable effect on our consolidated financial statements. Management believes the following critical accounting policies reflect the more significant judgments and estimates used in the preparation of the consolidated financial statements:

Revenue Recognition

For certain instruments sold from the Life Sciences segment, we recognize revenue upon installation at a customer’s site, as installation of these instruments is considered a significant post-delivery obligation. For certain sales arrangements, primarily in the U.S., with multiple deliverables, revenue and cost of products sold are recognized at the completion of each deliverable: shipment, installation and training. These sales agreements are divided into separate units of accounting and revenue is recognized upon the completion of each deliverable based on its relative selling price. The relative selling prices of installation and training are determined based on the prices at which these deliverables would be regularly sold on a standalone basis. The relative selling prices of instruments are based on estimated selling prices. These estimates represent the quoted sales contract price in each arrangement.

BD’s domestic businesses sell products primarily to distributors who resell the products to end-user customers. We provide rebates to distributors that sell to end-user customers at prices determined under a contract between BD and the end-user customer. Provisions for rebates, which are based on historical information for all rebates that have not yet been processed, as well as sales discounts and returns, are accounted for as a reduction of revenues when revenue is recognized.

Impairment of Assets

Goodwill and in-process research and development assets are subject to impairment reviews at least annually, or whenever indicators of impairment arise. Intangible assets with finite lives, including core and developed technology, and other long-lived assets, are periodically reviewed for impairment when impairment indicators are present.

We assess goodwill for impairment at the reporting unit level, which is defined as an operating segment or one level below an operating segment, referred to as a component. Our reporting units generally represent one level below reporting segments and we aggregate components within an operating segment that have similar economic characteristics. Potential impairment of goodwill is identified by comparing the fair value of a reporting unit with its carrying value. Our annual goodwill impairment test for 2014 did not result in any impairment charges, as the fair value of each reporting unit exceeded its carrying value. The previously discussed realignment of BD’s organizational structure from a three-segment to a two-segment structure on October 1, 2014 did not change the reporting units BD has identified for purposes of goodwill impairment testing.

We generally use the income approach to derive the fair value for impairment assessments. This approach calculates fair value by estimating future cash flows attributable to the assets and then discounting these cash flows to a present value using a risk-adjusted discount rate. We selected this method because we believe the income approach most appropriately measures our income producing assets. This approach requires significant management judgment with respect to future volume, revenue and expense growth rates, changes in working capital use, appropriate discount rates and other assumptions and estimates. The estimates and assumptions used are consistent with BD’s business plans. The use of alternative estimates and assumptions could increase or decrease the estimated fair value of the asset, and potentially result in different impacts to BD’s results of operations. Actual results may differ from management’s estimates.

Income Taxes

BD maintains valuation allowances where it is more likely than not that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances are included in our tax provision in the period of change. In determining whether a valuation allowance is warranted, management evaluates factors such as prior earnings history, expected future earnings, carry back and carry forward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset.

BD conducts business and files tax returns in numerous countries and currently has tax audits in progress in a number of tax jurisdictions. In evaluating the exposure associated with various tax filing positions, we record accruals for uncertain tax positions based on the technical support for the positions, our past audit experience with similar situations, and the potential interest and penalties related to the matters. BD’s effective tax rate in any given period could be impacted if, upon resolution with taxing authorities, we prevailed in positions for which reserves have been established, or we were required to pay amounts in excess of established reserves.

BD has reviewed its needs in the U.S. for possible repatriation of undistributed earnings of its foreign subsidiaries and, with exception for certain countries, continues to invest foreign subsidiaries earnings outside of the U.S. to fund foreign investments or meet foreign working capital and property, plant and equipment expenditure needs. Deferred taxes are not provided on undistributed earnings of foreign subsidiaries that are indefinitely reinvested. At September 30, 2014, the cumulative amount of such undistributed earnings indefinitely reinvested outside the United States was $4.9 billion. The determination of the amount of the unrecognized deferred tax liability related to the undistributed earnings is not practicable because of the complexities associated with its hypothetical calculation.

Contingencies

We are involved, both as a plaintiff and a defendant, in various legal proceedings that arise in the ordinary course of business, including, without limitation, product liability, antitrust and environmental matters, as further discussed in Note 5 to the consolidated financial statements contained in Item 8, Financial Statements and Supplementary Data. We assess the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. We establish accruals to the extent probable future losses are estimable (in the case of environmental matters, without considering possible third-party recoveries). A determination of the amount of accruals, if any, for these contingencies is made after careful analysis of each individual issue and, when appropriate, is developed after consultation with outside counsel. The accruals may change in the future due to new developments in each matter or changes in our strategy in dealing with these matters.

Given the uncertain nature of litigation generally, we are not able in all cases to estimate the amount or range of loss that could result from an unfavorable outcome of the litigation to which we are a party. In view of these uncertainties, we could incur charges in excess of any currently established accruals and, to the extent available, excess liability insurance. In the opinion of management, any such future charges, individually or in the aggregate, could have a material adverse effect on BD’s consolidated results of operations and consolidated net cash flows.

Benefit Plans

We have significant net pension and other postretirement and postemployment benefit costs that are measured using actuarial valuations. These benefit costs include assumptions for the discount rate. Pension benefit costs also include an assumption for the expected return on plan assets. These assumptions have a significant effect on the amounts reported. In addition to the analysis below, see Note 8 to the consolidated financial statements contained in Item 8, Financial Statements and Supplementary Data for additional discussion.

The discount rate is selected each year based on investment grade bonds and other factors as of the measurement date (September 30). Specifically for the U.S. pension plan, we will use a discount rate of 4.15% for 2015, which was based on an actuarially-determined, company-specific yield curve. The rate selected is used to measure liabilities as of the measurement date and for calculating the following year’s pension expense. The expected long-term rate of return on plan assets assumption, although reviewed each year, changes less frequently due to the long-term nature of the assumption. This assumption does not impact the measurement of assets or liabilities as of the measurement date; rather, it is used only in the calculation of pension expense. To determine the expected long-term rate of return on pension plan assets, we consider many factors, including our historical assumptions compared with actual results; benchmark data; expected returns on various plan asset classes, as well as current and expected asset allocations. We will use a long-term expected rate of return on plan assets assumption of 7.50% for the U.S. pension plan in 2015. We believe our discount rate and expected long-term rate of return on plan assets assumptions are appropriate based upon the above factors.

Sensitivity to changes in key assumptions for our U.S. pension and other postretirement and postemployment plans are as follows:

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Discount rate — A change of plus (minus) 25 basis points, with other assumptions held constant, would have an estimated $4 million favorable ($4.5 million unfavorable) impact on the total U.S. net pension and other postretirement and postemployment benefit plan costs.

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Expected return on plan assets — A change of plus (minus) 25 basis points, with other assumptions held constant, would have an estimated $3 million favorable (unfavorable) impact on U.S. pension plan costs.

Share-Based Compensation

Compensation cost relating to share-based payment transactions is recognized in net income using a fair value measurement method. All share-based payments to employees, including grants of employee stock options, are recognized in the statement of operations as compensation expense (based on their fair values) over the vesting period of the awards. We determine the fair value of certain share-based awards using a lattice-based binomial option valuation model that incorporates certain assumptions, such as the risk-free interest rate, expected volatility, expected dividend yield and expected life of the options. See Note 7 to the consolidated financial statements contained in Item 8, Financial Statements and Supplementary Data for additional discussion.

Cautionary Statement Regarding Forward-Looking Statements

BD and its representatives may from time to time make certain forward-looking statements in publicly released materials, both written and oral, including statements contained in filings with the Securities and Exchange Commission, press releases, and our reports to shareholders. Forward-looking statements may be identified by the use of words such as “plan,” “expect,” “believe,” “intend,” “will,” “anticipate,” “estimate” and other words of similar meaning in conjunction with, among other things, discussions of future operations and financial performance, as well as our strategy for growth, product development, regulatory approvals, market position and expenditures. All statements that address operating performance or events or developments that we expect or anticipate will occur in the future — including statements relating to volume growth, sales and earnings per share growth, cash flows or uses, and statements expressing views about future operating results — are forward-looking statements.

Forward-looking statements are based on current expectations of future events. The forward-looking statements are, and will be, based on management’s then-current views and assumptions regarding future events and operating performance, and speak only as of their dates. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from our expectations and projections. Investors are therefore cautioned not to place undue reliance on any forward-looking statements. Furthermore, we undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events and developments or otherwise, except as required by applicable law or regulations.

The following are some important factors that could cause our actual results to differ from our expectations in any forward-looking statements. For further discussion of certain of these factors, see Item 1A. Risk Factors.

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Weakness in the global economy and financial markets, and the potential adverse effect on the cost of operating our business, the demand for our products and services, the prices for our products and services due to increases in pricing pressure, or our ability to produce our products, including the impact on developing countries.

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Deficit reduction efforts or other adverse changes in the availability of government funding for healthcare and research, particularly in the United States and Europe, that could further weaken demand for our products and result in additional pricing pressures, as well as create potential collection risks associated with such sales.

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The consequences of the Patient Protection and Affordable Care Act in the United States, which implemented an excise tax on U.S. sales of certain medical devices, and which could result in reduced demand for our products, increased pricing pressures or otherwise adversely affect BD’s business.

•	Future healthcare reform in the countries in which we do business may also involve changes in government pricing and reimbursement policies or other cost containment reforms.

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Changes in domestic and foreign healthcare industry practices that result in a reduction in procedures using our products or increased pricing pressures, including the continued consolidation among healthcare providers and trends toward managed care and healthcare cost containment. For example, changes to guidelines providing for increased cervical cancer screening intervals has and may continue to negatively impact sales of our Women’s Health and Cancer platform.

•	Changes in reimbursement practices of third-party payers.

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Our ability to penetrate emerging markets, which depends on local economic and political conditions, and how well we are able to acquire or form strategic business alliances with local companies and make necessary infrastructure enhancements to production facilities and distribution networks. Our international operations also increase our compliance risks, including risks under the Foreign Corrupt Practices Act and other anti-corruption laws.

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Political conditions in international markets, including civil unrest, terrorist activity, governmental changes, trade barriers, restrictions on the ability to transfer capital across borders and expropriation of assets by a government.

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Security breaches of our computer and communications systems, including computer viruses, “hacking” and “cyber-attacks,” which could impair our ability to conduct business, or result in the loss of BD trade secrets or otherwise compromise sensitive information of BD or its customers, suppliers and other business partners.

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Fluctuations in the cost and availability of oil-based resins and other raw materials, as well as certain components, the ability to maintain favorable supplier arrangements and relationships (particularly with respect to sole-source suppliers), and the potential adverse effects of any disruption in the availability of such items.

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Regional, national and foreign economic factors, including inflation, deflation, fluctuations in interest rates and, in particular, foreign currency exchange rates, and the potential effect on our revenues, expenses, margins and credit ratings.

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New or changing laws and regulations affecting our domestic and foreign operations, or changes in enforcement practices, including laws relating to trade, monetary and fiscal policies, taxation (including tax reforms that could adversely impact multinational corporations), sales practices, environmental protection, price controls and licensing and regulatory requirements for new products and products in the postmarketing phase. In particular, the U.S. and other countries may impose new requirements regarding registration, labeling or prohibited materials that may require us to re-register products already on the market or otherwise impact our ability to market our products. Environmental laws, particularly with respect to the emission of greenhouse gases, are also becoming more stringent throughout the world, which may increase our costs of operations or necessitate changes in our manufacturing plants or processes or those of our suppliers, or result in liability to BD.

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Product efficacy or safety concerns regarding our products resulting in product recalls, regulatory action on the part of the U.S. Food and Drug Administration (FDA) or foreign counterparts, declining sales and product liability claims, particularly in light of the current regulatory environment, including increased enforcement activity by the FDA.

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Competitive factors that could adversely affect our operations, including new product introductions (for example, new forms of drug delivery) by our current or future competitors, increased pricing pressure due to the impact of low-cost manufacturers as certain competitors have established manufacturing sites or have contracted with suppliers in low-cost manufacturing locations as a means to lower their costs, patents attained by competitors (particularly as patents on our products expire), and new entrants into our markets.

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The effects of events that adversely impact our ability to manufacture our products (particularly where production of a product line is concentrated in one or more plants) or our ability to source materials or components from suppliers (including sole-source suppliers) that are needed for such manufacturing, including pandemics, natural disasters, or environmental factors.

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Difficulties inherent in product development, including the potential inability to successfully continue technological innovation, complete clinical trials, obtain regulatory approvals in the United States and abroad, obtain intellectual property protection for our products, obtain coverage and adequate reimbursement for new products, or gain and maintain market approval of products, as well as the possibility of infringement claims by competitors with respect to patents or other intellectual property rights, all of which can preclude or delay commercialization of a product. Delays in obtaining necessary approvals or clearances from the FDA or other regulatory agencies or changes in the regulatory process may also delay product launches and increase development costs.

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Fluctuations in the demand for products we sell to pharmaceutical companies that are used to manufacture, or are sold with, the products of such companies, as a result of funding constraints, consolidation or otherwise.

•	Fluctuations in university or U.S. and international governmental funding and policies for life sciences research.

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Our ability to achieve our projected level or mix of product sales, as our earnings forecasts are based on projected volumes and sales of many product types, some of which are more profitable than others.

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Our ability to complete the implementation of our ongoing upgrade of our enterprise resource planning system, as any delays or deficiencies in completing the implementation could adversely affect our business.

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Pending and potential future litigation or other proceedings adverse to BD, including antitrust claims, product liability claims, environmental claims and patent infringement claims, and the availability or collectability of insurance relating to any such claims.

•	The effect of adverse media exposure or other publicity regarding BD’s business or operations, including the effect on BD’s reputation or demand for its products.

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The effect of market fluctuations on the value of assets in BD’s pension plans and on actuarial interest rate and asset return assumptions, which could require BD to make additional contributions to the plans or increase our pension plan expense.

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The impact of business combinations, including any volatility in earnings relating to acquired in-process research and development assets, and our ability to successfully integrate any business we may acquire.

•	Our ability to obtain the anticipated benefits of restructuring programs, if any, that we may undertake.

•	Issuance of new or revised accounting standards by the Financial Accounting Standards Board or the Securities and Exchange Commission.

•	Risk related to our pending acquisition of CareFusion including,

•	The failure to satisfy the conditions to completing the transaction, including obtaining required regulatory approvals or approval of the CareFusion stockholders.

•	Conditions to obtaining regulatory approval that may place restrictions on the business of the combined company.

•	Our failure to obtain the anticipated benefits and cost savings from the acquisition.

•	The impact of the additional debt we will incur to finance the acquisition.

The foregoing list sets forth many, but not all, of the factors that could impact our ability to achieve results described in any forward-looking statements. Investors should understand that it is not possible to predict or identify all such factors and should not consider this list to be a complete statement of all potential risks and uncertainties.

Item 7A.    Quantitative and Qualitative Disclosures About Market Risk.

The information required by this item is included in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, and in Notes 1, 12 and 13 to the consolidated financial statements contained in Item 8, Financial Statements and Supplementary Data, and is incorporated herein by reference.